Exhibit 99.2

P.O. Box 25099 • Richmond, VA 23260 • Phone: (804) 359-9311 • Fax: (804) 254-3594

PRESS RELEASE

CONTACT:	Karen M. L. Whelan	RELEASE:	Immediately
Phone: (804) 359-9311
Fax: (804) 254-3594
Email: investor@universalleaf.com

Universal Corporation Names Chester A. Crocker to Board of Directors

Richmond, VA, August 6, 2004 / PRNEWSWIRE

Allen B. King, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced yesterday the election of Chester A. Crocker to Universal’s Board of Directors. Dr. Crocker is the James R. Schlesinger professor of strategic studies at Georgetown University’s Walsh School of Foreign Service and serves on the board of its Institute for the Study of Diplomacy. Dr. Crocker’s teaching and research focus on international security, conflict management, and mediation strategy.

From 1981 to 1989, Dr. Crocker served as Assistant Secretary of State for African Affairs. Dr. Crocker serves on the Board of the United States Institute of Peace, an independent, nonpartisan institution created and funded by Congress to strengthen research, education, and training on the peaceful resolution of international conflict. He also serves on the boards of ASA Limited, Good Governance Group Ltd., and First Africa Holdings Ltd. He is a member of the Board of Visitors of the National Defense University in Washington and of the Foundation Council of the Geneva-based Center for Humanitarian Dialogue.

Dr. Crocker lectures and writes on international politics, U.S. foreign policy, mediation and conflict management, African affairs, and post-Cold War security issues. He has appeared on numerous television shows, as a dinner or keynote speaker at conferences in the U.S., Europe, and Africa, and as a witness in Congressional hearings.

Dr. Crocker received his B.A. degree from Ohio State University (1963), graduating Phi Beta Kappa, with distinction in history. He received his M.A. and Ph.D. degrees from Johns Hopkins University’s School of Advanced International Studies. He is a member of the Council on Foreign Relations, The International Institute of Strategic Studies, and the American Academy of Diplomacy.

Mr. King noted, “Dr. Crocker has extensive knowledge of international politics, especially African affairs. In view of Africa’s significance to our tobacco operations, we look forward to having the benefit of his experience and knowledge in his role as a member of Universal Corporation’s Board of Directors.”

Universal Corporation is a diversified company with operations in tobacco, lumber, and agri-products. Universal Corporation’s gross revenues for the transitional fiscal year that consisted of the nine months ended on March 31, 2004, were approximately $2.3 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

# # #